Exhibit 10.1

                    GENERAL SEPARATION AND RELEASE AGREEMENT

      THIS GENERAL SEPARATION AND RELEASE AGREEMENT ("Agreement") is entered into as of the 17th day of August, 2005, between COSI, INC., a Delaware corporation, and any successor thereto (collectively, the "Company"), and CYNTHIA JAMISON, an Illinois resident ("Employee").

      Employee and the Company agree as follows:

      1. Termination of Employment. The employment relationship between Employee and the Company shall terminate on August 17, 2005 (the "Termination Date"). The Employee shall be paid an amount equal to her pro rata bi-weekly salary and accrued 2005 bonus, payable over the period commencing August 17, 2005, through February 20, 2006, as set forth in Section 2 below (collectively, the "Severance Payments"). The Company shall reimburse the Employee for all reimbursable expenses incurred by the Employee through the Termination Date, and submitted to the Company with the proper receipts, in accordance with the Company's then-current expense policy. The Company will pay the Employee for any vacation accrued between January 1, 2005, and the Termination Date, but then unused, in accordance with the Company's then-current vacation policy. Except for the amounts expressly set forth in this Section 1 and Section 2 below, no other compensation or benefits are due to the Employee under this Agreement or that certain letter dated as of July 7, 2004 (the "2004 Letter") or otherwise.

      2. Severance and Benefits. Subject to the terms of this Agreement, and providing Employee executes and does not revoke this Agreement and complies with the terms of this Agreement, the Company agrees to pay to Employee the Severance Payments and other benefits as set forth below. The Company shall have the right, upon due notice to Employee to set off any amounts due and owing by Employee to the Company against any amounts due and owing by the Company to Employee.

            (a) Severance Payments. Employee shall be paid Severance Payments in the total gross amount of: (i) One Hundred Twenty-Five Thousand and 00/100 Dollars ($125,000), less applicable withholding taxes and deductions, representing an amount equal to six (6) months' gross salary, plus (ii) Sixty-Two Thousand Nine Hundred Three and 22/100 Dollars ($62,903.22), representing an amount equal to accrued bonus for fiscal year 2005 pro rated through the Termination Date. In no event shall Employee's aggregate gross Severance Payments exceed One Hundred Eighty Seven Thousand Nine Hundred Three and 22/100 Dollars ($187,903.22), less applicable withholding taxes and deductions, payable in bi-weekly equal installments and subject to the Company's right of set off to the extent set off is permitted under Section 4(b) below.

            (b) Medical and Health Benefits. Employee's medical and health benefits shall continue on the same or substantially the same terms through February 20, 2006. Thereafter, in the event that Employee elects continuing benefits coverage pursuant to her rights under the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), Employee shall be responsible for payment of Employee's COBRA premiums.

      3. Return of Company Materials. Employee, or her heirs, agrees to and shall promptly return to the Company, at the Company's corporate offices or such other location as may be directed by the Company, all property of the Company in Employee's control or possession, including, without limitation, confidential or proprietary information of the Company, files and documents, keys, key cards, personal computer and software, blackberry, and cell phone.

      4. Release.

            (a) Release by Employee. For and in consideration of the payments and/or other benefits to be provided to and/or on behalf of Employee pursuant to this Agreement, the sufficiency of which Employee hereby acknowledges, Employee, on behalf of Employee and Employee's heirs, executors and assigns, hereby releases and forever discharges the Company, its affiliates and subsidiaries, and its and their current and former directors, officers, executives and agents, heirs, executors, representatives, successors and assigns, and any and all pension benefit or welfare benefit plans of the Company, including current and former trustees and administrators of such pension benefit and welfare benefit plans, from all claims, charges, or demands, in law or in equity, whether known or unknown, which may have existed or which may now exist from the beginning of time to the date of this Agreement, including, without limitation, any claims Employee may have arising from or relating to Employee's employment or termination from employment with the Company, including a release of any rights or claims Employee may have under Title VII of the Civil Rights Act of 1964, as amended, and the Civil Rights Act of 1991 (which prohibit discrimination in employment based upon race, color, sex, religion, and national origin); the American with Disabilities Act of 1990, as amended, and Family and Medical Leave Act of 1993 (which prohibits discrimination based on requesting or taking a family or medical leave); Section 1981 of the Civil Rights Act of 1866 (which prohibits discrimination based upon race); Section 1985(3) of the Civil Rights Act of 1871 (which prohibits conspiracies to discriminate); the Employee Retirement Income Security Act of 1974, as amended (which prohibits discrimination with regard to benefits); any other federal, state or local laws against discrimination' or any other federal, state, or local statute, or common law relating to employment, wages, hours, or any other terms and conditions of employment. This includes a release by Employee of any claims for wrongful discharge, breach of contract, torts or any other claims in any way related to Employee's employment with or resignation or termination from the Company. This release also includes a release of any claims for age discrimination under the Age Discrimination in Employment Act, as amended ("ADEA"). The ADEA requires that Employee be advised to consult with an attorney before Employee waives any claim under ADEA. In addition, the ADEA provides Employee with at least 21 days to decide whether to waive claims under ADEA and seven (7) days after Employee executes this Agreement to revoke that waiver. Notwithstanding the foregoing provisions of this Section 4(a), the release given by Employee hereunder shall not apply to, and Employee shall retain and shall be entitled to enforce by litigation or otherwise, all rights arising under or with respect to (i) the obligations of the Company to indemnify and hold harmless Employee in Employee's capacity as a former executive of the Company, (ii) all directors and officers liability insurance coverage applicable to Employee, (iii) Employee's rights to enforce the terms of this Agreement, and (iv) any and all benefits to which Employee shall be entitled under the terms of the Company's employee benefit plans.

            (b) Release by the Company. For and in consideration of the agreements set forth in this Agreement, the sufficiency of which the Company hereby acknowledges, the Company, on behalf of the Company and its affiliates and subsidiaries and its and their respective officers, directors, managers, successors and assigns, hereby releases and forever discharges Employee from all claims, charges, or demands, in law or in equity, whether known or unknown, which may have existed or which may now exist from the beginning of time to the date of this Agreement but expressly excluding any such claims arising out of Employee's intentional or willful misconduct or fraud. As of the date of this Agreement, the Company has no actual knowledge of any acts by Employee of intentional or willful misconduct or fraud giving rise to, or that could in the future give rise to, any such claims. Notwithstanding the foregoing provision of this Section 4(b), the release given by the Company hereunder shall not apply to, and the Company shall retain and shall be entitled to enforce by litigation or otherwise, all rights arising under or with respect to (i) any claims arising out of Employee's intentional or willful misconduct or fraud, and (ii) the Company's rights to enforce the terms of this Agreement.

      5. Stock Options. Any stock options held beneficially and of record by the Employee as of the Termination Date which are fully vested as of such date shall be exercisable through and including the date set as the twelve (12) month anniversary of the Termination Date, such date being August 17, 2006. Any stock options which are not fully vested as of the Termination Date shall terminate in accordance with the terms of the respective stock incentive plan under which any such options were granted.

      6. No Admission. This Agreement is not an admission by either Employee or the Company of any wrong doing or liability.

      7. No Disparagement. Employee agrees not to make, or to cause any other person to make, any false, disparaging or derogatory statements regarding the Company or its affiliates or subsidiaries or any of their respective current or former shareholders, directors, officers, employees, agents or representatives (in their respective capacities as current or former shareholders, directors, officers, employees, agents or representatives of the Company or its affiliates or subsidiaries). Employee further agrees not to take any action or make any statement the effect to which would be directly or indirectly to materially impair the goodwill of the Company, including but not limited to any action or statement intended, directly or indirectly, to benefit a competitor of the Company. The Company shall take all reasonable measures to cause the senior officers and directors of the Company (in their respective capacities as senior officers and directors of the Company) not to make any false, disparaging or derogatory statements in any form regarding Employee.

      8. Confidentiality and Nondisclosure of Confidential Information.

            (a) Employee acknowledges and agrees that she has had access to Confidential Information (as defined below) of the Company, which has been developed at considerable risk and expense of the Company. Employee agrees that for so long as any information received by Employee remains Confidential Information, she shall not at any time copy, or disclose to any person or entity, or use for her own benefit or the benefit of any third party, or otherwise exploit, such Confidential Information.

            (b) "Confidential Information" includes the terms of this Agreement and information, documents and materials which contain confidential, proprietary and/or trade secrets of Cosi, its affiliates and subsidiaries, its business partners, its vendors, and/or its franchisees, or are otherwise of a confidential nature and which are proprietary to Cosi, its affiliates and subsidiaries, its customers, its business partners, its vendors, and/or its franchisees that are not otherwise part of the public domain (whether or not reduced to writing or other tangible medium of expression), including, without limitation, information relating to business and marketing plans and strategies (including, without limitation, development and expansion plans, new markets, new store openings and store closings), historical and projected financial information, revenues, costs, personnel information, processes and procedures, products, recipes, formulae, other trade secrets pertaining to products, goods, services, inventions, discoveries, improvements, innovations, designs, ideas, manufacturing processes, methods and activities, costs, sources of supply, advertising and marketing plans and activities, distribution and sales methods, employee information, wage, salary and bonus information, customer lists and customer information, sales, profits, pricing and pricing methods, personnel, business relationships, litigation, business concepts, patents, copyrights, trademarks, trade names, trade secrets, formulae, patent, trademark and copyright applications, agreements, and any and all other information, records, knowledge or data of a confidential, proprietary and/or trade secret nature. Notwithstanding the foregoing, Confidential Information does not include information which Employee can prove: (i) at the time of disclosure to Employee was already known to Employee prior to its disclosure by the Disclosure (as established by written records) without an obligation of confidentiality; (ii) is or becomes generally available to the public other than through a breach of this Agreement; or (iii) is at any time furnished to Employee by a third party who is lawfully in possession of such information and who lawfully conveys such information to Employee.

            (c) Employee covenants and agrees that disclosure of any or all of the Confidential Information in violation of this Agreement will cause the Company irreparable injury and that, in the event of a breach by Employee her obligations pursuant to this Section 8, the Company shall be entitled to any remedy available at law or equity, including, without limitation, specific performance and injunctive relief (without bond or proof of damages but upon due notice) and all reasonable costs incurred in seeking any such remedy, including, without limitation, attorneys' fees and costs.

      9. Company Indemnification; Employee Cooperation; D&O Insurance. The Company shall indemnify Employee to the fullest extent permissible under its by-laws in effect on the day hereof, the Delaware General Corporation Law and other applicable laws. Employee agrees to cooperate reasonably with the Company and its counsel in regard to any litigation, investigation, or similar action presently pending or subsequently initiated involving matters of which the Employee has knowledge as a result of Employee's employment with the Company. Such reasonable cooperation shall consist of the Employee making herself available at reasonable times for consultation with officers of the Company and its counsel and for depositions or other similar activity. The actual costs incurred with respect to Employee's reasonable cooperation shall be borne by the Company. Such costs shall not include Employee's compensation. For at least a period of two (2) years following the Termination Date of this Agreement, the Company shall maintain directors and officers liability insurance, or insurance providing similar coverage, in an amount and on the terms as may be reasonably determined from time to time by the executive officers and directors of the Company, which coverage shall include Employee in Employee's capacity as a former officer of the Company.

      10. Waiver of Reinstatement. Employee waives any right to reinstatement or future employment with the Company following the date of Employee's separation from the Company as set forth herein.

      11. Employee Agreement. Employee agrees not to engage in any act after execution of this Agreement that is intended, or may reasonably be expected to, harm the reputation, business, prospects or operations of the Company, its affiliates or subsidiaries, or its or their respective officers directors, stockholders or executives. Employee will take no action which would reasonably be expected to lead to unwanted or unfavorable publicity to the Company.

      12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without reference to the principles of conflict of laws.

      13. Entire Agreement; Severability. This Agreement represents the complete agreement between Employee and the Company concerning the subject matter in this Agreement and supersedes all prior agreements or understandings, written or oral, including, without limitation the 2004 Letter. This Agreement may not be amended or modified otherwise than by written agreement executed by the parties hereto or their respective successors and legal representatives. The provisions of this Agreement are severable, and if any part of this Agreement is found to be unenforceable, the other provisions of this Agreement shall remain fully valid and enforceable to the fullest extent permitted by law.

      14. Revocation Period. It is further understood that for a period of seven
(7) days following the execution of this Agreement in duplicate originals, Employee may revoke this Agreement, and this Agreement shall not become effective or enforceable until this revocation period has expired. No revocation of this Agreement by Employee shall be effective unless the Company has received within the seven (7) day revocation period, written notice of any revocation, all monies received by Employee under this Agreement and all original copies of this Agreement.

      15. Voluntary Execution. This Agreement has been entered into voluntarily and not as a result of coercion, duress, or undue influence. Employee acknowledges that Employee has read and fully understands the terms of this Agreement and has been advised to consult with an attorney before executing this Agreement. Additionally, Employee acknowledges that Employee has been afforded the opportunity of at least twenty-one (21) days to consider this Agreement.

      16. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which taken together shall be deemed to constitute one and the same instrument.

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      The parties hereto have executed this Agreement as of the day and year first above written.


                                    EMPLOYEE:



                                    /s/Cynthia Jamison
                                    --------------------------------------------
                                    Cynthia Jamison

                                    COMPANY:

                                    COSI, INC., a Delaware corporation



                                    By: /s/ Kevin Armstrong
                                       -----------------------------------------
                                    Name: Kevin Armstrong
                                    Title: Chief Executive Officer and President